UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2009

Chemtura Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-15339	52-2183153
(State or other jurisdiction	(Commission file number)	(IRS employer identification
of incorporation)		number)

199 Benson Road, Middlebury, Connecticut		06749
(Address of principal executive offices)		(Zip Code)

(203) 573-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed on Current Report on Form 8-K filed March 23, 2009, Chemtura Corporation (the “Company”) and certain of its subsidiaries organized in the United States (collectively, the “Debtors”) on March 18, 2009 filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and filed a motion seeking approval of a Senior Secured Super-Priority-Debtor-in Possession Credit Agreement (the “DIP Credit Agreement”), which was approved on an  interim basis by the Bankruptcy Court on March 20, 2009.

On April 29, 2009, the Company, certain of its subsidiaries that are guarantors under the DIP Credit Agreement, the banks, financial institutions and other institutional lenders party to the DIP Credit Agreement (the “Lenders”), and Citibank, N.A., as administrative agent for the Lenders, entered into Amendment No. 1 to the DIP Credit Agreement.

Pursuant to such Amendment No. 1, the DIP Credit Agreement was amended to (i) increase the outstanding amount of intercompany loans the Debtors could make to the non-debtor foreign subsidiaries of the Company from $7.5 million to $40 million; (ii) reduce the required level of borrowing availability under the minimum availability covenant; and (iii) eliminate the requirement to pay additional interest expense if a specified level of accounts receivable financing was not available to the Company’s European subsidiaries.

On the same date, the Bankruptcy Court granted final approval of the DIP Credit Agreement, as amended pursuant to Amendment No. 1 thereto.

The DIP Credit Agreement matures on the earlier of 364 days, the effective date of a reorganization plan or the date of termination in whole of the Commitments (as defined in the DIP Credit Agreement).

The DIP Credit Agreement is comprised of the following:  (i) $250.0 million of non-amortizing term loans, (ii) an approximately $63.5 million revolving credit facility and (iii) an approximately $86.5 million revolving credit facility representing the “roll-up” of certain outstanding secured amounts owed to lenders under the existing prepetition senior credit facility who have commitments under the DIP Credit Agreement.  In addition, a letter of credit subfacility for letters of credit in an aggregate amount of $50 million is available under the unused commitments of the revolving credit facilities.

The obligations of Company as borrower under the DIP Credit Agreement are guaranteed by the Company’s other U.S. subsidiaries who are Debtors in the Chapter 11 cases, which own substantially all of the Company’s U.S. assets.  The obligations must also be guaranteed by each of the Company’s subsidiaries that becomes party to a chapter 11 case, subject to certain specified exceptions.

All amounts owing by the Company and the guarantors under the DIP Credit Agreement and certain hedging arrangements and cash management services are secured, subject to a carve-out as set forth in the DIP Credit Agreement (the “Carve-Out”) for professional fees and expenses (as well as other fees and expenses customarily subject to such Carve-Out), by (i) a first priority perfected pledge of (x) all notes owned by the Company and the guarantors and (y) all capital stock owned by the Company and the guarantors (subject to certain exceptions relating to their respective foreign subsidiaries) and (ii) a first priority perfected security interest in all other assets owned by the Company and the guarantors, in each case, junior only to liens as set forth in the DIP Credit Agreement and the Carve-Out.

Availability of credit under the DIP Credit Agreement is equal to (i) the lesser of (a) the Borrowing Base (as defined below) and (b) the effective commitments under the DIP Credit Agreement minus (ii) the aggregate amount of advances under the DIP Credit Agreement and any undrawn or unreimbursed letters of credit.  “Borrowing Base” is the sum of (i) 80% of the Debtors’ eligible accounts receivable, plus (ii) the lesser of (a) 85% of the net orderly liquidation value percentage (as defined in the DIP Credit Agreement) of the Debtors’ eligible inventory and (b) 75% of the cost of the Debtors’ eligible inventory, plus (iii) $125 million, less certain reserves.

Borrowings under the term loans and the approximately $63.5 million revolving facility bear interest at a rate per annum equal to, at Company’s election,  (i) 6.5% plus the Base Rate (as defined in the DIP Credit Agreement) or (ii) 7.5% plus the Eurodollar Rate (as defined in the DIP Agreement).  Borrowings under the approximately $86.5 million revolving facility bear interest at a rate per annum equal to, at Company’s election,  (i) 2.5% plus the Base Rate or (ii) 3.5% plus the Eurodollar Rate.  Additionally, the Company will pay a unused commitment fee of 1.5% per annum on the average daily unused portion of the revolving facilities and a letter of credit fee on the average daily balance of the maximum daily amount available to be drawn under letters of credit equal to the applicable margin above the Eurodollar Rate applicable for borrowings under the applicable revolving facility.

The DIP Credit Agreement requires the Debtors to meet the following financial covenants:  (a) minimum cumulative monthly earnings before interest, taxes, and depreciation (“EBITDA”), after certain adjustments, on a consolidated basis; (b) a maximum variance of the weekly cumulative cash flows of the Debtors, compared to an agreed upon forecast; (c) minimum borrowing availability of $25 million until June 30, 2009, and $30 million thereafter; and (d) maximum quarterly capital expenditures.   In addition, the DIP Credit Agreement contains covenants which, among other things, limit the incurrence of additional debt, operating leases, issuance of capital stock, issuance of guarantees, liens, investments, disposition of assets, dividends, certain payments, mergers, change of business, transactions with affiliates, prepayments of debt, repurchases of stock and redemptions of certain other indebtedness and other matters customarily restricted in such agreements.

The DIP Credit Agreement contains events of default, including, among others, payment defaults, breaches of representations and warranties, and covenant defaults.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chemtura Corporation
(Registrant)

By:	/s/ Billie S. Flaherty
Name: Billie S. Flaherty
Title: Secretary

Date:  May 5, 2009